Exhibit 99.1

The New York Times Company Reports 2017 Third-Quarter Results

NEW YORK--(BUSINESS WIRE)--November 1, 2017--The New York Times Company (NYSE:NYT) announced today third-quarter 2017 diluted earnings per share from continuing operations of $.20 compared with $.00 in the same period of 2016. Adjusted diluted earnings per share from continuing operations (defined below) was $.13 in the third quarter of 2017 compared with $.06 in the third quarter of 2016.

Operating profit was $33.0 million in the third quarter of 2017 compared with $9.0 million in the same period of 2016, largely due to higher digital subscription revenues and lower severance costs, which more than offset lower print advertising revenues. Adjusted operating profit (defined below) was $56.5 million in the third quarter of 2017 compared with $39.2 million in the third quarter of 2016, principally driven by strong digital subscription revenues, which were partially offset by lower print advertising revenues.

Mark Thompson, president and chief executive officer, The New York Times Company, said, “We had a strong quarter once again, with solid growth in digital subscriptions, digital advertising and subscription revenue and overall profitability.

“Total revenue for the Company grew by 6 percent in the quarter and we added 154,000 net digital-only subscriptions, a 14 percent increase in the number of net subscription additions compared with the same quarter last year, driven by strong growth across our products. Of note, our digital news product added 105,000 subscriptions and Cooking, which launched as a paid digital product early in the quarter, added 23,000 subscriptions.

“These results reflect the ongoing strength of our digital strategy and continued demand for quality, in-depth journalism.”

Comparisons
Unless otherwise noted, all comparisons are for the third quarter of 2017 to the third quarter of 2016.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The exhibits include a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures, as well as an explanation of non-operating retirement costs.

Third-quarter 2017 results included the following special items:

  A $30.1 million gain ($16.1 million after tax and net of noncontrolling interest or $.10 per share) from joint ventures related to the sale of the remaining assets of Madison Paper Industries, in which the Company has an investment through a subsidiary.
  A $2.5 million charge ($1.5 million after tax or $.01 per share) in connection with the ongoing redesign and consolidation of space in our headquarters building.

Third-quarter 2016 results included the following special items:

  A $2.9 million charge ($1.8 million after tax or $.01 per share) in connection with the streamlining of the Company’s international print operations (consisting of severance costs).
  A $5.0 million gain ($3.0 million after tax or $.02 per share) in connection with an arbitration matter related to a multiemployer pension plan.

The Company had severance costs (in addition to those associated with the third quarter 2016 streamlining of the Company’s international print operations) of $2.1 million ($1.3 million after tax or $.01 per share) and $13.0 million ($7.8 million after tax or $.05 per share) in the third quarters of 2017 and 2016, respectively.

Results from Continuing Operations

Revenues
Total revenues for the third quarter of 2017 increased 6.1 percent to $385.6 million from $363.5 million in the third quarter of 2016. Subscription revenues increased 13.6 percent, while advertising revenues decreased 9.0 percent and other revenues increased 17.7 percent.

Subscription revenues in the third quarter of 2017 rose primarily due to significant growth in recent quarters in the number of subscriptions to the Company’s digital-only products, as well as the 2017 increase in home-delivery prices for The New York Times newspaper, which more than offset a decline in print copies sold. Revenue from the Company’s digital-only subscription products (which includes our news product, as well as our Crossword and Cooking products) increased 46.3 percent compared with the third quarter of 2016, to $85.7 million.

Paid digital-only subscriptions totaled approximately 2,487,000 at the end of the third quarter of 2017, a net increase of 154,000 subscriptions compared with the end of the second quarter of 2017 and a 59.1 percent increase compared with the end of the third quarter of 2016. Of the 154,000 additions, 105,000 came from the Company’s digital news products, while the remainder came from the Company’s other digital products.

Third-quarter print advertising revenue decreased 20.1 percent, while digital advertising revenue increased 11.0 percent. Digital advertising revenue was $49.2 million, or 43.3 percent of total Company advertising revenues, compared with $44.4 million, or 35.5 percent, in the third quarter of 2016. The decrease in print advertising revenues resulted from a decline in display advertising, primarily in the luxury, travel, real estate, media, technology and telecommunications categories. The increase in digital advertising revenues primarily reflected increases in revenue from smartphone, programmatic and branded content, partially offset by a continued decrease in traditional website display advertising.

Other revenues rose 17.7 percent in the third quarter largely due to affiliate referral revenue associated with the product review and recommendation website, The Wirecutter, which the Company acquired in October 2016.

Operating Costs
Operating costs decreased in the third quarter of 2017 to $350.1 million compared with $356.6 million in the third quarter of 2016, largely due to lower severance, print production and distribution costs and savings in international operations, which were partially offset by higher costs following the acquisitions of The Wirecutter and Fake Love and marketing costs. Adjusted operating costs increased to $329.2 million from $324.4 million in the third quarter of 2016, largely due to higher costs from acquisitions and marketing costs, which were partially offset by lower print production and distribution costs and savings in international operations.

Non-operating retirement costs, which exclude special items, decreased to $3.1 million from $3.8 million in the third quarter of 2017, primarily due to lower multiemployer pension plan withdrawal expense.

Raw materials costs decreased to $15.7 million compared with $18.2 million in the third quarter of 2016, largely due to volume declines.

Other Data

Joint Ventures
During the third quarter of 2017, the Company recognized a $30.1 million gain from joint ventures related to the sale of the remaining assets at a paper mill previously operated by Madison Paper Industries, in which the Company has an investment through a subsidiary. The Company’s proportionate share of the gain was $16.1 million after tax and adjusted for the allocation of the gain to the noncontrolling interest.

Interest Expense, net
Interest expense, net decreased in the third quarter of 2017 to $4.7 million compared with $9.0 million in the third quarter of 2016 as a result of the repayment, at maturity, of the Company’s 6.625 percent senior notes in the fourth quarter of 2016.

Income Taxes
The Company had income tax expense of $23.4 million in the third quarter of 2017 compared with income tax expense of $0.1 million in the third quarter of 2016. The increase was primarily due to higher income from continuing operations in the third quarter of 2017.

Liquidity
As of September 24, 2017, the Company had cash and marketable securities of approximately $822.9 million (excluding restricted cash of approximately $17.9 million, substantially all of which is set aside to collateralize certain workers’ compensation obligations). Total debt and capital lease obligations were approximately $249.4 million.

Capital Expenditures
Capital expenditures totaled approximately $39 million and $6 million in the third quarters of 2017 and 2016, respectively, and $67 million and $17 million in the nine months ended 2017 and 2016, respectively. The increase in both periods was primarily driven by the ongoing redesign and consolidation of space in our headquarters building and improvements at our College Point printing and distribution facility.

Outlook
The Company’s fourth quarter of 2017 contains 14 weeks compared with 13 weeks in the fourth quarter of 2016. The following outlook reflects both the inclusion and exclusion of the impact of this additional week.

On a 14-week basis (including the impact of the additional week):

Total subscription revenues in the fourth quarter of 2017 are expected to increase in the high-teens compared to the fourth quarter of 2016.

Total advertising revenues in the fourth quarter of 2017 are expected to decrease in the high single-digits compared with the fourth quarter of 2016.

Operating costs and adjusted operating costs are expected to increase in the high-single digits in the fourth quarter of 2017 compared with the fourth quarter of 2016.

On a comparable 13-week basis (excluding the impact of the additional week):

Total subscription revenues in the fourth quarter of 2017 are expected to increase approximately 10 percent compared to the fourth quarter of 2016.

Total advertising revenues in the fourth quarter of 2017 are expected to decrease in the low double-digits compared with the fourth quarter of 2016.

The Company expects the following on a pre-tax basis in 2017:

  Depreciation and amortization: $60 million to $65 million,
  Interest expense, net: $18 million to $20 million, and
  Capital expenditures: $90 million to $95 million.

Conference Call Information
The Company’s third-quarter 2017 earnings conference call will be held on Wednesday, November 1 at 11:00 a.m. E.T. Participants can pre-register for the telephone conference at dpregister.com/10112220. To access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers). Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, November 15. The passcode is 10112220.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s subscriptions and advertising, the growth of its businesses and the implementation of its strategic initiatives. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 25, 2016. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesComm or investor news at @NYT_IR.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	Third Quarter			Nine Months
	2017	2016	% Change	2017	2016	% Change
Revenues
Subscription (a)	$246,638	$217,099	13.6%	$739,050	$654,573	12.9%
Advertising(b)	113,633	124,898	(9.0%)	375,895	395,733	(5.0%)
Other(c)	25,364	21,550	17.7%	76,568	65,386	17.1%
Total revenues	385,635	363,547	6.1%	1,191,513	1,115,692	6.8%
Operating costs
Production costs	149,920	156,616	(4.3%)	452,441	467,195	(3.2%)
Selling, general and administrative costs	184,483	184,596	(0.1%)	595,491	534,911	11.3%
Depreciation and amortization	15,677	15,384	1.9%	46,961	46,003	2.1%
Total operating costs	350,080	356,596	(1.8%)	1,094,893	1,048,109	4.5%
Headquarters redesign and consolidation (d)	2,542	—	*	6,929	—	*
Restructuring charge (e)	—	2,949	*	—	14,804	*
Multiemployer pension plan withdrawal expense (f)	—	(4,971)	*	—	6,730	*
Operating profit	33,013	8,973	*	89,691	46,049	94.8%
Gain/(loss) from joint ventures (g)	31,557	463	*	31,464	(41,845)	*
Interest expense, net	4,660	9,032	(48.4%)	15,118	26,955	(43.9%)
Income/(loss) from continuing operations before income taxes	59,910	404	*	106,037	(22,751)	*
Income tax expense/(benefit)	23,420	121	*	40,873	(8,956)	*
Income/(loss) from continuing operations	36,490	283	*	65,164	(13,795)	*
Loss from discontinued operations, net of income taxes (h)	488	—	*	488	—	*
Net income/(loss)	36,002	283	*	64,676	(13,795)	*
Net (income)/loss attributable to the noncontrolling interest	(3,673)	123	*	(3,567)	5,719	*
Net income/(loss) attributable to The New York Times Company common stockholders	$32,329	$406	*	$61,109	$(8,076)	*
Average number of common shares outstanding:
Basic	162,173	161,185	0.6%	161,798	161,092	0.4%
Diluted	164,405	162,945	0.9%	164,005	161,092	1.8%

Basic earnings/(loss) per share attributable to The New York Times Company common stockholders
Income/(loss) from continuing operations	$0.20	$—	*	$0.38	$(0.05)	*
Loss from discontinued operations, net of income taxes	—	—	*	—	—	*
Net income/(loss)	$0.20	$—	*	$0.38	$(0.05)	*
Diluted earnings/(loss) per share attributable to The New York Times Company common stockholders
Income/(loss) from continuing operations	$0.20	—	*	$0.37	$(0.05)	*
Loss from discontinued operations, net of income taxes	—	—	*	—	—	*
Net income/(loss)	$0.20	$—	*	$0.37	$(0.05)	*
Dividends declared per share	$0.08	$0.08	*	$0.12	$0.12	*
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a) The following table summarizes digital-only subscription revenues for the third quarters and first nine months of 2017 and 2016:

	Third Quarter			Nine Months
(In thousands)	2017	2016	% Change	2017	2016	% Change
Digital-only subscription revenues:
News product subscription revenues(1)	$82,073	$56,144	46.2%	$234,234	$162,344	44.3%
Other product subscription revenues(2)	3,610	2,408	49.9%	9,810	6,778	44.7%
Total digital-only subscription revenues	$85,683	$58,552	46.3%	$244,044	$169,122	44.3%
(1)

Includes revenues from subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.

(2)	Includes revenues from standalone subscriptions to the Company’s Crossword and Cooking products.

The following table summarizes digital-only subscriptions as of the end of the third quarters of 2017 and 2016:

	September 24,	September 25,
(In thousands)	2017	2016	% Change
Digital-only subscriptions(1):
News product subscriptions(2)	2,132	1,338	59.3%
Other product subscriptions(3)	355	225	57.8%
Total digital-only subscriptions	2,487	1,563	59.1%
(1)	Reflects certain immaterial prior-period corrections.
(2)	Includes subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.
(3)	Includes standalone subscriptions to the Company’s Crossword and Cooking products.

(b)	The following table summarizes advertising revenues by category for the third quarters and first nine months of 2017 and 2016:

	Third Quarter 2017			Third Quarter 2016			% Change
	Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
Display	$56,710	$41,547	$98,257	$72,442	$38,447	$110,889	(21.7)%	8.1%	(11.4)%
Classified and Other	7,679	7,697	15,376	8,102	5,907	14,009	(5.2)%	30.3%	9.8%
Total advertising	$64,389	$49,244	$113,633	$80,544	$44,354	$124,898	(20.1)%	11.0%	(9.0)%

	Nine Months 2017			Nine Months 2016			% Change
	Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
Display	$196,836	$129,008	$325,844	$238,399	$114,957	$353,356	(17.4)%	12.2%	(7.8)%
Classified and Other	24,966	25,085	50,051	26,156	16,221	42,377	(4.5)%	54.6%	18.1%
Total advertising	$221,802	$154,093	$375,895	$264,555	$131,178	$395,733	(16.2)%	17.5%	(5.0)%
(c)	Other revenues consist primarily of revenues from news services/syndication, digital archives, rental income, our NYT Live business, e-commerce and affiliate referrals.

(d)	In the third, second and first quarters of 2017, the Company recognized $2.5 million, $2.0 million and $2.4 million of expenses, respectively, related to the ongoing redesign and consolidation of space in our headquarters building.

(e)	In the third and second quarters of 2016, the Company recorded charges of $2.9 million and $11.9 million, respectively, in connection with the streamlining of its international print operations (primarily consisting of severance costs).

(f)	In the third quarter of 2016, the Company received $5.0 million in connection with an arbitration matter related to a multiemployer pension plan. In the second quarter of 2016, the Company recorded an $11.7 million charge for a partial withdrawal obligation under a multiemployer pension plan following an unfavorable decision in the same arbitration matter.

(g)	In the third quarter of 2017, the Company recorded a $30.1 million gain from joint ventures related to the sale of the remaining assets at a paper mill previously operated by Madison Paper Industries. In the first nine months of 2016, the Company recorded a $43.5 million loss from joint ventures related to the closure of the paper mill.

(h)	In the third quarter of 2017, the Company recorded a charge of $0.8 million ($0.5 million after tax) in connection with the settlement of litigation involving NEMG T&G, a subsidiary of the Company and a part of the New England Media Group, which the Company sold in 2013.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and non-operating retirement costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.

Non-operating retirement costs include interest cost, expected return on plan assets and amortization of actuarial gains and loss components of pension expense; interest cost and amortization of actuarial gains and loss components of retiree medical expense; and all expenses associated with multiemployer pension plan withdrawal obligations. These non-operating retirement costs are primarily tied to financial market performance and changes in market interest rates and investment performance. Non-operating retirement costs do not include service costs and amortization of prior service costs for pension and retiree medical benefits, which management believes reflect the ongoing service-related costs of providing pension and retiree medical benefits to its employees. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting operating results excluding non-operating retirement costs, in addition to the Company’s GAAP operating results, provides increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Third Quarter			Nine Months
	2017	2016	% Change	2017	2016	% Change
Diluted earnings/(loss) per share from continuing operations	$0.20	$—	*	$0.37	$(0.05)	*
Add:
Severance	0.01	0.08	(87.5)%	0.14	0.11	27.3%
Non-operating retirement costs	0.02	0.02	*	0.06	0.08	(25.0)%
Special items:
Headquarters redesign and consolidation	0.02	—	*	0.04	—	*
Restructuring charge	—	0.02	*	—	0.09	*
Multiemployer pension plan withdrawal (income)/expense	—	(0.03)	*	—	0.04	*
(Gain)/loss in joint ventures, net of noncontrolling interest	(0.16)	—	*	(0.16)	0.21	*
Income tax expense/(benefit) of adjustments	0.04	(0.04)	*	(0.03)	(0.21)	(85.7)%
Adjusted diluted earnings per share from continuing operations (1)	$0.13	$0.06	*	$0.42	$0.27	55.6%
(1)	Amounts may not add due to rounding.
*	Represents a change equal to or in excess of 100% or not meaningful

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization, severance, non-operating retirement costs and special items (or adjusted operating profit)

	Third Quarter			Nine Months
	2017	2016	% Change	2017	2016	% Change
Operating profit	$33,013	$8,973	*	$89,691	$46,049	94.8%
Add:
Depreciation & amortization	15,677	15,384	1.9%	46,961	46,003	2.1%
Severance	2,123	13,006	(83.7)%	22,977	18,262	25.8%
Non-operating retirement costs	3,100	3,845	(19.4)%	9,642	13,349	(27.8)%
Special items:
Headquarters redesign and consolidation	2,542	—	*	6,929	—	*
Restructuring charge	—	2,949	*	—	14,804	*
Multiemployer pension plan withdrawal (income)/expense	—	(4,971)	*	—	6,730	*
Adjusted operating profit	$56,455	$39,186	44.1%	$176,200	$145,197	21.4%

* Represents a change equal to or in excess of 100% or not meaningful

Reconciliation of operating costs before depreciation & amortization, severance and non-operating retirement costs (or adjusted operating costs)

	Third Quarter			Nine Months
	2017	2016	% Change	2017	2016	% Change
Operating costs	$350,080	$356,596	(1.8)%	$1,094,893	$1,048,109	4.5%
Less:
Depreciation & amortization	15,677	15,384	1.9%	46,961	46,003	2.1%
Severance	2,123	13,006	(83.7)%	22,977	18,262	25.8%
Non-operating retirement costs	3,100	3,845	(19.4)%	9,642	13,349	(27.8)%
Adjusted operating costs	$329,180	$324,361	1.5%	$1,015,313	$970,495	4.6%

* Represents a change equal to or in excess of 100% or not meaningful

CONTACT:
The New York Times Company
For Media:
Danielle Rhoades Ha, 212-556-8719
danielle.rhoades-ha@nytimes.com
or
For Investors:
Harlan Toplitzky, 212-556-7775
harlan.toplitzky@nytimes.com